Exhibit 10.2

* * – CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

COMPANION ANIMAL AAHA MARKETLINK MANAGEMENT AGREEMENT

This Agreement dated and effective as of March 1, 2009 is made by and between PFIZER Inc., 235 East 42nd Street, New York, New York 10017 (hereinafter, “PFIZER”) and MWI Veterinary Supply Co., 651 S. Stratford Drive, Ste 100, Meridian, ID 83642 (“MWI”).

1.                                       PFIZER hereby agrees to supply MWI as a designated product supplier for the PFIZER companion animal Products set forth on Exhibit A (the “Products”), to purchase from PFIZER and to resell to certain selected Veterinary Hospitals serviced by MWI who are members of the AAHA/MarketLink arrangement and listed in Exhibit E hereto, subject to the following terms and conditions.

2.                                       MWI recognizes and agrees to the following:

(a)                                  PFIZER has elected to work with MWI as a designated supplier to MWI serviced hospitals at the request of MWI. MWI agrees to work closely with PFIZER to coordinate logistics for the supply of Products to such hospitals;

(b)                                 PFIZER intends to sell to MWI as the logistics supplier for the hospitals. MWI understands and agrees that PFIZER has, and may in the future, run promotions and other activities that would be seriously prejudiced if MWI resells the Products to distributors or veterinarians who will resell the Products as a distributor. Incentive payments under Exhibit D hereto will only be paid by PFIZER to MWI for Sales to the hospitals listed on Exhibit B below or such customers who are added to Exhibit B by mutual agreement of PFIZER and MWI.

3.                                       MWI agrees to:

(a)                                  use its reasonable best efforts to sell the Products by focusing its primary effort at reselling to veterinary hospitals associated with MWI and to pet owner pharmaceutical customers of MWI serviced hospitals;

(b)                                 store and handle its inventory of Products under conditions that will ensure that such Products retain their potency, purity, quality, and identity;

(c)                                  accept shipments from PFIZER of Product at MWI 12 warehouse locations and provide all appropriate shipment and delivery options to the accounts serviced by MWI under this Agreement;

(d)                                 not sell the Products to distributors, manufacturers or to veterinarians who will resell any PFIZER Companion Animal Products outside an established veterinary/client/patient relationship, nor shall MWI sell the Products through brokers or non-employee agents;

(e)                                  set its resale prices for the Products independently and at its sole discretion;

(f)                                    provide PFIZER a projected monthly purchase schedule by the end of the second week of each month;

(g)                                 cooperate fully with PFIZER by actively participating in such strategy sessions as PFIZER reasonably may require, for the purpose of developing programs to increase use of the Products; and to cooperate fully with PFIZER in implementing all promotions and Sales campaigns for the Products;

(h)                                 distribute the Products only under the labeling provided by PFIZER; prescribe, recommend, suggest, and advertise each Product for use only under the conditions stated in the labeling provided by PFIZER; and observe all federal, state, and local laws governing the distribution of animal drugs. In the case of Products bearing the legend, “CAUTION: FEDERAL LAW RESTRICTS THIS DRUG TO USE BY OR ON THE ORDER OF A LICENSED VETERINARIAN,” or any similar legend, sell such Products only to or on the order of a licensed veterinarian for use in the course of his or her professional practice or to another person or entity regularly and lawfully engaged in the use, distribution or dispensing of such legend drugs;

(i)                                     MWI agrees that credit limits established by PFIZER shall be subject to change by PFIZER in its sole discretion and that no shipments will be made to MWI in excess of the established credit limits;

(j)                                     take no action, whether or not identified above, that would harm the goodwill or name of PFIZER, or damage the interests of PFIZER or the Products;

(k)                                  MWI shall immediately notify PFIZER in the event MWI obtains information indicating that any of the Products may have to be recalled either by virtue of applicable law or regulation or good business judgment. PFIZER shall control all efforts necessary to conduct any such recall. MWI shall cooperate with PFIZER, at PFIZER’s expense, and MWI agrees to maintain adequate records to conduct such recall, including the name, address and Product purchases of all purchasers of PFIZER Products;

(l)                                     Make payment to PFIZER for all product purchased from PFIZER /**/;

(m)                               Provide to PFIZER by the close of business on the last business day of each PFIZER Accounting Period (as set forth in Exhibit F hereto) an inventory report covering all inventory purchased from PFIZER.

(n)                                 Provide PFIZER with a monthly accounting of Sales via EDI for purposes of allowing PFIZER proper credit to its sale professionals and provide to Covansys by the close of business on the last day of each PFIZER Accounting Period an inventory report covering all Product inventory purchased from PFIZER and setting forth in dollars at MWI’s acquisition cost from PFIZER the amount of inventory by Product. MWI agrees that PFIZER shall have the right, upon reasonable advance notice and during business hours to audit inventory in the possession of MWI to confirm compliance with this paragraph 4(n) and to confirm the accuracy of the data contained in the report.

(o)                                 Provide to Covansys its Health Industry Number, Customer Health Industry Number, PFIZER Product number, transaction date, ship to zip code, number of units and price with respect to each sale of Product, and unit inventories on each PFIZER Product sku that MWI sells.

(p)                                 MWI will also provide to PFIZER the information, services and opportunities set forth in Exhibit B hereto. MWI represents and warrants to PFIZER that it will only provide data to PFIZER, including specific patient and animal owner information that is allowable by law.

4.                                       PFIZER shall:

(a)                                  sell the Products to MWI at the prices provided for in Exhibit A. PFIZER shall have the unrestricted right to revise the prices, terms and conditions of the Price List, and to add or delete Products or package sizes, at anytime, and the revisions shall be effective on all orders submitted after the effective date of the price revisions. In all cases of orders received for other than immediate shipment, the price for the Products shall be that in effect at the time of shipment. Nothing herein shall prohibit PFIZER from raising or amending prices for Products. PFIZER agrees to provide MWI /**/ notice of any price increases. PFIZER shall be free to limit Sales of Products to MWI in advance of any price increases;

(b)                                 Compensate MWI in accordance with Exhibit D hereto;

(c)                                  allow MWI credit on prepaid returns in accordance with PFIZER’s Outdated Products Policy which is in effect at the time;

5.                                       Nothing in this Agreement shall be deemed to limit PFIZER’s ability to sell Products to any other party.

6.                                       All purchases by MWI pursuant to this Agreement shall be in accordance with the terms of PFIZER’s Pricing and Shipping Policies, as may be amended by PFIZER from time to time.

7.                                       The following standard conditions shall apply to all Sales under this Agreement:

(a)                                  all orders are subject to acceptance by PFIZER’s Home Office. Title to the goods shall pass to MWI once they have been properly delivered to the address designated by MWI. Products requiring temperature control will be shipped F.O.B. destination;

(b)                                 any tax or other charge upon the sale and/or shipment of the goods now or hereafter imposed by federal, state or municipal authorities (other than PFIZER’S income taxes) shall be paid by MWI. In the event that the price of any article includes transportation charges, any increase or decrease in transportation charges shall be for MWI’s account;

(c)                                  EXCEPT AS SET FORTH IN THIS AGREEMENT, OR IN THE LABELING OF THE PRODUCTS SOLD HEREUNDER, PFIZER MAKES NO EXPRESS OR IMPLIED WARRANTIES WITH RESPECT TO THE PRODUCTS;

(d)                                 PFIZER shall defend, indemnify, and hold MWI harmless from all liabilities, claims, demands, damages, costs and expenses, or money judgments incurred by MWI or rendered against it resulting from (a) any breach by PFIZER of this Agreement, (b) third party claims or actions for personal injury or property damage which arise out of the distribution or sale of PFIZER products or the failure to warn, except to the extent that such personal injury or property damage arises out of the negligence or willful misconduct of MWI, and (c) any claim that the Products, as sold by PFIZER, were defective, or (d) any claim that a Product or its associated labeling or advertising prepared by PFIZER infrinqes any patent, trademark, trademark, copyright or other intellectual property riqht of any third party. PFIZER shall assume the defense of each such claim promptly after written notice from MWI. In the event PFIZER is found by any court of competent jurisdiction to be liable for any claim based in products liability, then PFIZER shall reimburse MWI’s reasonable legal fees incurred in the course of cooperating with PFIZER’s defense. To be covered by this defense and indemnity, MWI must: promptly notify PFIZER of any such claim; allow PFIZER to fully control the defense and/or resolution of the claim; and cooperate fully with PFIZER in the matter. This defense, indemnity and payment for legal fees shall not apply to claims alleging: MWI alteration, negligent handling or improper storage of the Products; sale of outdated Products; sale or recommendation of the Products for uses or in a manner not set forth in either the labeling supplied by PFIZER or as otherwise specified by PFIZER in writing; or sale of the Products after receipt of written notice from PFIZER that such Sales should be halted;

(e)                                  in no event shall either party be liable to the other for special, collateral, incidental, or consequential damages in connection with or arising out of the purchase, resale, or use of the Products. Except as provided under subparagraph 7(d), above, total damages recoverable against PFIZER by MWI shall be exclusively limited to the purchase price of the Products with respect to which damages are claimed;

(f)                                    failure of PFIZER to make or of MWI to take, when due, any delivery (or portion thereof) pursuant to an order hereunder, if occasioned by any circumstance or condition beyond the control of the party so failing, shall not subject the failing party to any liability to the other and, at the option of either party, that order or portion thereof not delivered may be canceled;

(g)                                 acceptance of MWI’s order by PFIZER is expressly made conditional upon the MWI’s acceptance of the conditions of sale as set forth herein, and the prices, terms and conditions of the Price List then in effect, notwithstanding acknowledgment or receipt of MWI’s purchase order containing additional or different provisions, or conflicting oral representations by any agent of PFIZER.

(h)                                 All orders to MWI will receive free shipping regardless of order size.

(i)                                     Payment Due Date: /**/. Payment Discount: /**/.

8.                                       This Agreement shall not be binding upon PFIZER until it is approved by PFIZER at its New York, New York headquarters.

9.                                       This Agreement shall be effective as of the date first written above and shall continue in force (hereinafter, the “Contract Term”) until August 31, 2009. Either party may terminate this agreement prior to the expiration date of the Contract Term (i) with or without cause, upon thirty (30) days written notice to the other party, or (ii) immediately upon written notice, in the event of a material breach by the other party. Notwithstanding the above, PFIZER may terminate this Agreement at any time on 15 days . written notice to MWI in the event that PFIZER determines, in its sole discretion, that MWI has failed to comply with one or more of the terms and conditions set forth in paragraph 3 above. In addition, at its election, PFIZER may terminate this Agreement, upon thirty (30) days written notice to MWI, in the event that MWI fails to meet the level of Sales identified in Chart B of Exhibit D for two consecutive months.

10.                                 MWI and PFIZER acknowledge that in the performance of their duties hereunder MWI and PFIZER may obtain access to “Confidential Information” (as defined below) of each other. MWI and PFIZER agree that during the term of this Agreement and for a period of three (3) years after the termination of this Agreement, unless specifically permitted in writing by the other party, to (a) retain in confidence and not disclose to any third party and (b) use only for the purpose of carrying out their duties hereunder, any such Confidential Information. As used herein the term “Confidential Information” means any information, or data, whether of a business or scientific nature and whether in written, oral or tangible form, relating to PFIZER’s and MWI’s business or potential business or its research and development activities, not generally available to or known to the public, and not otherwise known to the receiving party, that is disclosed to or learned by the other party pursuant hereto. Upon completion of the work provided for hereunder or other termination of this Agreement each party will return to the other party any documents, or copies thereof, or any product samples, containing or constituting Confidential Information disclosed to or generated by either party in connection with this Agreement.

11.                                 This Agreement shall be governed by the laws of the State of New York applicable to contracts to be fully performed therein. This Agreement is not assignable without the express written consent of PFIZER, and may be modified or amended only in writing signed by the party to be bound.

12.                                 This Agreement and documents referred to herein embody the entire understanding between the parties hereto, will supersede prior agreements relating to the Products, and may be modified only in writing and signed by the parties to be bound. No activities conducted pursuant to this Agreement or related thereto, including but not limited to the future planning activities of the parties, shall be deemed to give rise to any obligations on the part of either party other than as expressly provided for herein.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement.

MWI VETERINARY SUPPLY CO.		PFIZER INC.

BY:	/s/ Jim Cleary	BY:	/s/ Clinton A. Lewis, Jr.
Clinton A. Lewis, Jr.
Print Name:	Jim Cleary		President
U.S. Operations, PFIZER Animal Health
Title:	President

Date:	March 13, 2009	Date:	3/24/09